Exhibit 99.1

1-800-FLOWERS.COM® Announces Addition of
Katherine Oliver to Board of Directors

Carle Place, NY, February 2, 2017 – 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the leading gourmet food and floral gift provider for all occasions, today announced that Katherine Oliver has joined the Company's Board of Directors. Ms. Oliver is a Principal at Bloomberg Associates, an international philanthropic consulting firm founded by former New York City Mayor Michael R. Bloomberg. Katherine oversees the media and technology portfolio and advises mayors around the globe on economic development and public communications strategies, while helping their municipalities harness the power of media and technology to improve government services. Katherine is widely recognized for her innovations in branding, strategic business development expertise and an unparalleled commitment to customer service. These skills were honed over two decades working directly with Mike Bloomberg, first in the private sector as General Manager for Bloomberg Radio & Television, then in government where Mayor Bloomberg appointed her as Commissioner of Media & Entertainment for New York City, a position she held from 2002-2013. There she transformed the City's nearly moribund film and TV industry into a $7.1 billion a year business that supported over 130,000 jobs; nearly doubling the figures from the start of the Bloomberg administration.

Jim McCann, 1-800-FLOWERS.COM founder and Chairman, said, "Katherine Oliver is a recognized leader in media, entertainment and technology and we are very pleased to have her join our board. We believe Katherine's broad range of professional experience and her demonstrated ability to couple data-driven metrics with innovative thinking and team building will be extremely valuable as our company continues to grow and extend our position as the leading, omni-channel, provider of products and services for all of our customers' gifting and celebratory needs."

Ms. Oliver is a graduate of New York University. She currently serves on the board of directors for The Chef's Warehouse, Inc. as well as numerous non-profit boards, including the Paley Center for Media, the Ghetto Film School, John Jay College, and on the Tony Awards Nominating Committee. In addition, Ms. Oliver has taught at Columbia University's School of International and Public Affairs and at New York University.

About 1-800-FLOWERS.COM, Inc.
1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals.

(more)

1-800-FLOWERS.COM® Announces Addition of Katherine Oliver to Board of Directors, press release, page 2:

As always, our 100% Smile Guarantee® backs every gift. The company's Celebrations suite of services including Celebrations Passport Free Shipping Program, Celebrations Rewards and Celebrations Reminders, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2016, 1-800-Flowers.com was awarded Silver Stevie "e-Commerce Customer Service" Award, recognizing the company's innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer's Top 300 B2B e-commerce companies and was also recently named in Internet Retailer's 2016 Top Mobile 500 as one of the world's leading mobile commerce sites. The company was included in Internet Retailer's 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the "Best Companies to Work for in New York State" Award by The New York Society for Human Resource Management (NYS-SHRM). The Company's BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. "Gift Shop" also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com ), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com ); cookies and baked gifts from Cheryl's® (1-800-443-8124 or www.cheryls.com ); premium chocolates and confections from Fannie May® ( www.fanniemay.com and www.harrylondon.com ); gift baskets and towers from 1-800- Baskets.com® ( www.1800baskets.com ); premium English muffins and other breakfast treats from Wolferman's® (1-800-999-1910 or www.wolfermans.com ); carved fresh fruit arrangements from FruitBouquets.com ( www.fruitbouquets.com ); and top quality steaks and chops from Stock Yards® ( www.stockyards.com ). Shares in 1-800- FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Click here to subscribe to Mobile Alerts for 1-800-Flowers.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors: Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com